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Exhibit 11.1

Earnings per share is based on the fully diluted weighted average number of common and common equivalent shares outstanding during the period. Pursuant to rules of the Securities and Exchange Commission, all common and common equivalent shares issued and options, warrants and other rights to acquire shares of common stock at a price less than the initial public offering price granted by the Company during the 12 months preceding the offering date (using the treasury stock method until shares are issued) have been included in the computation of common and common equivalent shares outstanding for all periods prior to the initial public offering.

                            E*TRADE GROUP, INC.

                STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

                                 YEARS ENDED SEPTEMBER 30,
                                 --------------------------
                                   1996     1995     1994
                                 -------- -------- --------
                   (in thousands, except per share amounts)
Weighted average shares
 outstanding...................    18,344   15,741   15,226
Series A convertible preferred
 stock.........................       --       --       --
Options and warrants granted
 prior to June 7, 1995 (on a
 treasury stock basis).........     1,406    2,213    2,433
Securities issued after June 7,
 1995, in accordance with Staff
 Accounting Bulletin 83:
  Series A convertible
   preferred...................     5,244    4,825    4,825
  Series B convertible
   preferred...................     1,066      950      950
  Stock options................     2,504    2,752    2,752
                                 -------- -------- --------
Shares used to compute per
 share data....................    28,564   26,481   26,186
                                 ======== ======== ========
Net income (loss)..............  $   (828)$  2,581 $    785
                                 ======== ======== ========
Net income (loss) per share....  $  (0.03)$   0.10 $   0.03
                                 ======== ======== ========
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